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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

1. Pioche-Ely Valley Mines, Inc. is a Nevada corporation doing business under its corporate name. The Company beneficially owns approximately 51% of the capital stock of Pioche-Ely Valley.

2. American Shield Refining Company is a Texas corporation doing business under its corporate name.

3. Texas Oil and Chemical Co. II, Inc. is a Texas corporation doing business under its corporate name. American Shield Refining Company owns 100% of the capital stock of Texas Oil and Chemical.

4. South Hampton Refining Co. is a Texas corporation doing business under its corporate name. Texas Oil and Chemical Co. II, Inc. owns 100% of the capital stock of South Hampton.

5. Gulf State Pipe Line Company is a Texas corporation doing business under this corporate name. South Hampton Refining Co. owns 100% of the capital stock of Gulf State.

6. Productos Quimicos Coin, S.A. de C.V. is a Mexico corporation doing business under its corporate name. Texas Oil and Chemical Co. II, Inc. owns 92% of the capital stock of Productos Quimicos Coin, S.A.